EXHIBIT (10B)

                               SERVICE AGREEMENT

     This Agreement made as of the 31st day of December, 1984, by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA ("PRUDENTIAL"), a New Jersey Corporation, and THE PRUDENTIAL INVESTMENT CORPORATION (the "Company"), a New Jersey Corporation.


                                  WITNESSETH:

     In consideration of the mutual promises of the parties hereto as hereinafter set forth, the parties hereby agree as follows:

     1. Company shall furnish to Prudential such services as Prudential may require in connection with the investment of its own funds and in connection with the performance of its obligations to provide investment advisory services to clients which are not registered investment companies.

     2. Prudential desires that services hereunder be performed only by officers and employees of Company who have appropriate qualifications. Company agrees to provide to Prudential such information as Prudential may reasonably request concerning the education and experience of individuals who it proposes to assign to the performance of such services and agrees, further, that it will make no such assignment if such qualifications are not acceptable to Prudential.

     3. Prudential shall reimburse Company for costs and expenses incurred by Company in furnishing services hereunder, such costs and expenses to be determined in a manner acceptable to Prudential. Bills shall be rendered by Company at least quarterly and shall be paid by Prudential within thirty (30) days after receipt thereof.

     4. This Agreement may be terminated by either party at any time upon not less than fifteen (15) days prior written notice to the other party.

     IN WITNESS WHEREOF, the parties hereto have caused these presents to be signed by their duly authorized officers and attested by their respective secretaries or assistant secretaries under their respective seals, all as of the date first written above.

(SEAL)                                        (SEAL)

THE PRUDENTIAL INSURANCE                      THE PRUDENTIAL INVESTMENT
   COMPANY OF AMERICA                            CORPORATION

By  /s/                                       By  /s/
  ------------------------------              -------------------------------

Attest:                                       Attest:

    /s/                                           /s/
  ------------------------------              -------------------------------
         Asst. Secretary                                  Secretary







                                     II-77